Exhibit (12)(b)

WACHOVIA CORPORATION AND SUBSIDIARIES
COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

			Nine
			Months		Years Ended December 31,
			Ended
			Sept. 30,
(In millions)			2003		2002	2001	2000	1999	1998

EXCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations			$4,515		4,667	2,293	632	4,831	3,965
Fixed charges, excluding preferred stock dividends and capitalized interest			1,800		2,500	3,734	4,963	3,751	3,504

Earnings	(A	)	$6,315		7,167	6,027	5,595	8,582	7,469

Interest, excluding interest on deposits			$1,658		2,333	3,581	4,828	3,645	3,395
One-third of rents			142		167	153	135	106	109
Preferred stock dividends			5		19	6	—	—	—
Capitalized interest			—		—	—	—	—	—

Fixed charges	(B	)	$1,805		2,519	3,740	4,963	3,751	3,504

Consolidated ratios of earnings to fixed charges and preferred stock dividends, excluding interest on deposits	(A)/	(B)	3.50	X	2.85	1.61	1.13	2.29	2.13

INCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations			$4,515		4,667	2,293	632	4,831	3,965
Fixed charges, excluding preferred stock dividends and capitalized interest			3,592		5,930	8,478	10,232	7,805	7,820

Earnings	(C	)	$8,107		10,597	10,771	10,864	12,636	11,785

Interest, including interest on deposits			$3,450		5,763	8,325	10,097	7,699	7,711
One-third of rents			142		167	153	135	106	109
Preferred stock dividends			5		19	6	—	—	—
Capitalized interest			—		—	—	—	—	—

Fixed charges	(D	)	$3,597		5,949	8,484	10,232	7,805	7,820

Consolidated ratios of earnings to fixed charges and preferred stock dividends, including interest on deposits	(C)/	(D)	2.25	X	1.78	1.27	1.06	1.62	1.51